EXHIBIT 99.1

For Immediate Release

EFJ, Inc. Increases Guidance for Fiscal 2004

Washington, DC – September 16, 2004 – EFJ, Inc. (NASDAQ: EFJI) today announced a change in its guidance for fiscal year 2004.  According to Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer, the Company’s revenue for the year ended December 31, 2004 is anticipated to be between $74.0 million and $76.0 million.  Additionally, the Company’s net income guidance, excluding the impact of variable accounting for repriced stock options and deferred tax benefits, is anticipated to be between $4.9 million and $5.5 million or $0.26 to $.029 per diluted share.  Company anticipates gross margin percentage in the range of 44% to 45%.

“We are changing our full year 2004 guidance because of increased sales opportunities for homeland security communication products for first responders and international security products,” said Mr. Jalbert.  “We continue to see solid momentum across all segments of our business and look forward to completing another 30+ percent revenue growth year at EFJ, Inc,” Jalbert added.

For additional information contact:

Jim Stark

800-295-1772

jstark@efji.com

Safe Harbor

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation any and all projections and discussions of anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by EFJ, Inc. in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.